Filed Pursuant to Rule 424(b)(3)

File No. 333-248493

NUVEEN TAXABLE MUNICIPAL INCOME FUND (NYSE: NBB)

(THE “FUND”)

SUPPLEMENT DATED APRIL 11, 2023

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED JANUARY 21, 2021, EACH AS SUPPLEMENTED

1.

John V. Miller will retire from Nuveen on June 1, 2023. He will continue to serve as a portfolio manager of the Fund until that time. Kristen DeJong has been named a portfolio manager of the Fund. Daniel J. Close will continue to serve as portfolio manager of the Fund. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective June 1, 2023, all references and information relating to Mr. Miller are removed from the Fund’s Prospectus and SAI, and any supplements thereto. In addition, effective immediately, the following description of the Fund’s new portfolio manager has been added under the “Portfolio Managers” section in the Prospectus and SAI:

Kristen M. DeJong, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management. She began her career in the financial services industry in 2005 and joined Nuveen Asset Management in 2008. She served as a research associate at Nuveen in the wealth management services area and then as a senior research analyst for Nuveen Asset Management’s municipal fixed income team before assuming portfolio management responsibilities in 2021.

3.	Effective immediately, the following information is added to the table under the “Portfolio Managers—Other Accounts Managed by the Portfolio Managers” section of the SAI:

Portfolio Manager	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees
Kristen M. DeJong*	Registered Investment Companies	1	$82	0	$0
	Other Pooled Investment Vehicles	21	$3,976	0	$0
	Other Accounts	38	$11,581	0	$0

* Began serving as a portfolio manager on April 10, 2023. Information provided is as of December 31, 2022.

4.	Effective immediately, the following information is added to the table under the “Portfolio Managers—Ownership of Fund Shares by the Portfolio Managers” section of the SAI:

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned
Kristen M. DeJong*	None

* Began serving as a portfolio manager on April 10, 2023. Information provided is as of December 31, 2022.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE